EXHIBIT 99.1

LADENBURG REPORTS
FIRST QUARTER 2018 FINANCIAL RESULTS

Highlights:

•	First quarter 2018 revenues of $329.4 million, up 13.5% compared to prior year

•	First quarter 2018 net income of $5.5 million and EBITDA, as adjusted, of $20.2 million

•	Record client assets of $166.2 billion at March 31, 2018, including advisory assets under management of $73.6 billion and cash balances of $4.6 billion

•	Recurring revenue of 79.4% for the trailing 12 months ended March 31, 2018 in independent advisory and brokerage services segment

•	Shareholders’ equity of $390.2 million at March 31, 2018

MIAMI, FL, May 9, 2018 -- Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA, LTSL) today announced financial results for the three months ended March 31, 2018.
Dr. Phillip Frost, Chairman of Ladenburg, said, “We are very encouraged by our first quarter 2018 results which exhibited robust growth in revenues, profitability and client assets. Favorable market conditions and an increasing interest rate environment, coupled with solid execution by our management team, contributed to our strong performance. We remain laser-focused on creating value and, as appropriate, returning capital to our shareholders. If our business continues to perform as we anticipate, the Board will consider increasing the cash dividend on our common stock and accelerating our share repurchase program.”
Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “All of Ladenburg’s businesses performed well in the first quarter, with revenues of $329.4 million, a 13.5% increase from the prior year period, and a 169.2% increase in adjusted EBITDA, to $20.2 million. The continued growth in our nationwide network of independent financial advisors to over 4,300 reflects our success in recruiting talented advisors over the past two years. Total client assets grew to a record $166.2 billion and advisory assets under management increased to a record $73.6 billion, up 15.2% and 22.1%, respectively, on a year-over-year basis. We will continue to focus on increasing shared services, growing recurring revenues and managing our operations more efficiently to drive further margin and profitability improvements across the enterprise.”

Adoption of New ASC 606 Accounting Standard
On January 1, 2018, the Company adopted FASB Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and all related amendments ("ASC 606"). The Company believes it is important to include a presentation of its financial results on the most comparable basis practical. The Company's adoption of the new revenue standard has an impact on the timing of when revenues and related costs are recognized and impacts the gross vs. net reporting presentation of advisory and commissions revenues. The Company has adopted this standard under the modified retrospective method, which does not require a restatement of prior period results. In order to make the presentation of these financial results more comparable, the Company has included an adjustment to the results of 2018 to exclude the impact of the adoption of the new revenue standard so that such results are presented on the same revenue recognition methodology used by the Company prior to the adoption of the new revenue standard (see Table 3).  For the three months ended March 31, 2018, the impact of the new revenue standard was a decrease in total revenues of $31.1 million, a decrease in total expenses of $34.4 million, an increase in net income attributable to the Company of $1.7 million, and no change to diluted loss per common share of $0.02.

First Quarter 2018
First quarter 2018 revenues were $329.4 million, a 13.5% increase from revenues of $290.3 million in the first quarter of 2017. Commissions revenue for the first quarter of 2018 increased by 25.6% to $163.3 million from $130.1 million for the comparable period in 2017, primarily due to increased sales of variable annuity and mutual fund products and due to the impact of the adoption of ASC 606. Advisory fee revenue for the three months ended March 31, 2018 decreased by 9.9% to $114.4 million from $127.0 million for the comparable period in 2017, primarily due to the impact of the adoption of ASC 606. Investment banking revenue for the first quarter of 2018 increased by 154.1% to $16.5 million from $6.5 million for the comparable period in 2017, due to improved market conditions. Also, service fees revenue for the first quarter of 2018 increased by 34.2% to $24.9 million from $18.6 million, due to increased revenues from our cash sweep programs.
Net income attributable to the Company for the first quarter of 2018 was $5.5 million, as compared to net loss attributable to the Company of $3.7 million in the first quarter of 2017. Net loss available to common shareholders, after payment of preferred dividends, was $3.0 million or ($0.02) per basic and diluted common share for the first quarter of 2018, as compared to net loss available to common shareholders of $11.6 million or ($0.06) per basic and diluted common share in the comparable 2017 period. The first quarter 2018 results included $2.2 million of income tax expense, $7.3 million of non-cash charges for depreciation, amortization and compensation, $0.1 million of amortization of retention and forgivable loans, $2.2 million of amortization of contract acquisition costs and $1.9 million of interest expense. The first quarter 2017 results included $0.8 million of income tax benefit, $8.9 million of non-cash charges for depreciation, amortization and compensation, $1.6 million of amortization of retention and forgivable loans and $0.5 million of interest expense.

Recurring Revenues
For the trailing twelve months ended March 31, 2018, recurring revenues, which consist of advisory fees, trailing commissions, cash sweep revenues and certain other fees, represented approximately 79.4% of revenues from the Company’s independent advisory and brokerage services segment.

EBITDA, as adjusted
EBITDA, as adjusted, for the first quarter of 2018 was $20.2 million, an increase of 169.2% from $7.5 million in the comparable 2017 period. Attached hereto as Table 2 is a reconciliation of net income (loss) attributable to the Company as reported (see “Non-GAAP Financial Measures” below) to EBITDA, as adjusted. The increase in EBITDA, as adjusted, for the first quarter of 2018 was primarily attributable to increases in our independent advisory and brokerage services segment as a result of increased revenue from our cash sweep programs and increased commissions revenue. Also, our Ladenburg segment EBITDA, as adjusted, was higher as a result of increased investment banking revenues.

Client Assets
At March 31, 2018, total client assets under administration were $166.2 billion, a 15.2% increase from $144.3 billion at March 31, 2017. At March 31, 2018, client assets included cash balances of approximately $4.6 billion, including approximately $4.2 billion participating in our cash sweep programs.

Stock Repurchases
During the quarter ended March 31, 2018, the Company repurchased 534,697 shares of its common stock at a cost of approximately $1.7 million, including 285,400 shares repurchased under its stock repurchase program, representing an average price per share of $3.23. Since the inception of its stock repurchase program in March 2007, the Company has repurchased over 27.1 million shares of its common stock at a total cost of approximately $58.1 million, including purchases outside its stock repurchase program, representing an average price per share of $2.14. As of March 31, 2018, the Company has the authority to repurchase an additional 7,864,385 shares under its current repurchase plan.

Non-GAAP Financial Measures
Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted for acquisition-related expense, amortization of retention and forgivable loans, amortization of contract acquisition costs, change in fair value of contingent consideration related to acquisitions, non-cash compensation expense, financial advisor recruiting expense and other expense, which includes loss on write-off of receivable from subtenant, excise and franchise tax expense, severance costs and compensation expense that may be paid in stock, is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as amortization of retention and forgivable loans, amortization of contract acquisition costs and financial advisor recruiting expenses, or do not involve a cash outlay, such as stock-related compensation, which is expected to remain a key element in our long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income (loss) before income taxes, net income (loss) and cash flows provided by (used in) operating activities.

About Ladenburg
Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA, LTSL) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent advisory and brokerage (IAB) firms Securities America, Triad Advisors, Securities Service Network, Investacorp, and KMS Financial Services, as well as Premier Trust, Ladenburg Thalmann Asset Management, Highland Capital Brokerage, a leading independent life insurance brokerage company, Ladenburg Thalmann Annuity Insurance Services, a full-service annuity processing and marketing company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for over 135 years. The Company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact:    Emily Claffey / Benjamin Spicehandler
Sard Verbinnen & Co
212-687-8080
# # #
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of our independent advisory and brokerage business, growth of our investment banking business, future levels of recurring revenue, future synergies, changes in interest rates, recruitment of financial advisors, future margins, future dividends and future repurchases of common stock. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.
[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,		%
	2018	2017	Change
Revenues:
Commissions	$163,286	$130,050	25.6%
Advisory fees	114,383	127,003	(9.9)%
Investment banking	16,490	6,489	154.1%
Principal transactions	167	320	(47.8)%
Interest and dividends	787	635	23.9%
Service fees	24,902	18,556	34.2%
Other income	9,369	7,238	29.4%
Total revenues	329,384	290,291	13.5%
Expenses:
Commissions and fees	231,311	218,734	5.7%
Compensation and benefits	47,249	39,125	20.8%
Non-cash compensation	1,494	1,429	4.5%
Brokerage, communication and clearance fees	5,319	4,565	16.5%
Rent and occupancy, net of sublease revenue	2,493	2,392	4.2%
Professional services	5,018	4,123	21.7%
Interest	1,866	477	291.2%
Depreciation and amortization	5,809	7,432	(21.8)%
Acquisition-related expenses	913	176	418.8%
Amortization of retention and forgivable loans	76	1,591	(95.2)%
Amortization of contract aquisition costs	2,210	—	nm
Other	17,929	14,917	20.2%
Total expenses	321,687	294,961	9.1%
Income (loss) before item shown below	7,697	(4,670)	nm
Change in fair value of contingent consideration	(61)	152	nm
Income (loss) before income taxes	7,636	(4,518)	nm
Income tax expense (benefit)	2,172	(839)	nm
Net income (loss)	5,464	(3,679)	nm
Net income (loss) attributable to noncontrolling interest	1	(5)	nm
Net income (loss) attributable to the Company	$5,463	$(3,674)	nm
Dividends declared on preferred stock	(8,508)	(7,924)	(7.4)%
Net loss available to common shareholders	$(3,045)	$(11,598)	73.7%

Net loss per common share available to common shareholders (basic)	$(0.02)	$(0.06)	66.7%
Net loss per common share available to common shareholders (diluted)	$(0.02)	$(0.06)	66.7%

Weighted average common shares used in computation of per share data:
Basic	195,898,794	192,270,615	1.9%
Diluted	195,898,794	192,270,615	1.9%
          nm- not meaningful

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.

The following table presents a reconciliation of net income (loss) attributable to the Company as reported to EBITDA, as adjusted for the periods ending March 31, 2018 and 2017:

	Three months ended
	March 31
(Unaudited; amounts in thousands)	2018	2017	% Change
Total revenues	$329,384	$290,291	13.5%
Total expenses	321,687	294,961	9.1%
Income (loss) before income taxes	7,636	(4,518)	nm
Net income (loss) attributable to the Company	5,463	(3,674)	nm

Reconciliation of net income (loss) attributable to the Company to EBITDA, as adjusted:

Net income (loss) attributable to the Company	$5,463	$(3,674)	nm
Less:
Interest income	(370)	(102)	262.7%
Change in fair value of contingent consideration	61	(152)	nm
Add:
Interest expense	1,866	477	291.2%
Income tax expense (benefit)	2,172	(839)	nm
Depreciation and amortization	5,809	7,432	(21.8)%
Non-cash compensation expense	1,494	1,429	4.5%
Amortization of retention and forgivable loans	76	1,591	(95.2)%
Amortization of contract acquisition costs	2,210	—	nm
Financial advisor recruiting expense	87	868	(90.0)%
Acquisition-related expense	913	176	418.8%
Other (1)	383	284	34.9%
EBITDA, as adjusted	$20,164	$7,490	169.2%

(1)
Includes severance of $88, excise and franchise tax expense of $153 and compensation expense that may be paid in stock of $142 for the three months ended March 31, 2018, respectively. Includes excise and franchise tax expense of $141 and compensation expense that may be paid in stock of $143 for the three months ended March 31, 2017.

nm- not meaningful

TABLE 3
LADENBURG THALMANN FINANCIAL SERVICES
CONSOLIDATED STATEMENT OF OPERATIONS

( Amounts in thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended March 31, 2018
	As Reported	Amounts without the adoption of ASC 606	Effect of Change Higher/(Lower)
Revenues:
Commissions	$163,286	$146,038	$17,248
Advisory fees	114,383	163,927	(49,544)
Investment banking	16,490	15,146	1,344
Principal transactions	167	193	(26)
Interest and dividends	787	781	6
Service fees	24,902	24,902	—
Other income	9,369	9,463	(94)
Total revenues	329,384	360,450	(31,066)
Expenses:
Commissions and fees	231,311	263,822	(32,511)
Compensation and benefits	47,249	47,486	(237)
Non-cash compensation	1,494	1,494	—
Brokerage, communication and clearance fees	5,319	5,071	248
Rent and occupancy, net of sublease revenue	2,493	2,493	—
Professional services	5,018	4,636	382
Interest	1,866	1,866	—
Depreciation and amortization	5,809	7,123	(1,314)
Acquisition-related expenses	913	913	—
Amortization of rentention and forgivable loans	76	3,156	(3,080)
Amortization of contract acquisition costs	2,210	—	2,210
Other	17,929	18,071	(142)
Total expenses	321,687	356,131	(34,444)
Income before item shown below	7,697	4,319	3,378
Change in fair value of contingent consideration	(61)	(61)	—
Income before income taxes	7,636	4,258	3,378
Income tax expense	2,172	521	1,651
Net income	5,464	3,737	1,727
Net income attributable to noncontrolling interest	1	1	—
Net income attributable to the Company	$5,463	$3,736	$1,727
Dividends declared on preferred stock	(8,508)	(8,508)	—
Net loss available to common shareholders	$(3,045)	$(4,772)	$1,727
Net loss per common share available to common shareholders (basic)	$(0.02)	$(0.02)	$—
Net loss per common share available to common shareholders (diluted)	$(0.02)	$(0.02)	$—
Weighted average common shares used in computation of per share data:
Basic	195,898,794	195,898,794	—
Diluted	195,898,794	195,898,794	—